Exhibit 10.3

Share Purchase Agreement

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is dated and effective as of the 8th day of August 2012 between:

1.	Gigamedia Capital Limited, a company organized under the laws of the British Virgin Islands (the “Seller”); and

2.	Neowiz Corporation, a company organized under the laws of the Republic of Korea (the “Purchaser”)

WITNESSETH

1.	WHEREAS, XL Games Inc. (the “Company”), a company organized under the laws of the Republic of Korea (“Korea”),has previously issued convertible preferred shares having a par value of KRW 500 per share (“Preferred Shares”), and the Seller owns a total of 800,000 Preferred Shares representing approximately 14.5455% of the total number of issued and outstanding shares of the Company;

2.	WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 400,000 Preferred Shares (the “Target Shares”), representing approximately 7.2727% of the total number of issued and outstanding shares of the Company;

3.	NOW, THEREFORE, in consideration of the foregoing and the premises and the mutual representations, warranties and agreements contained herein, and on the terms and subject to the conditions set forth herein, and intending to be legally bound, the parties hereto agree as follows:

Article 1 Definitions

Unless otherwise defined in this Agreement, the following terms shall have the respective meanings defined below.

“Affiliate,” with regard to a given Person, means a Person that controls, is controlled by or is under common control with the given Person. For purposes of this Agreement, except as otherwise expressly provided, when used with respect to any Person, “control” means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “affiliated,” “controlling” and “controlled” have meanings correlative to the foregoing.

“Company” has the meaning set forth in the Recitals.

“Closing” means the completion of the sale of the Target Shares pursuant to Article 2.

“Closing Date” has the meaning set forth in Section 3.1.

“Business Day” means a day (other than Saturday, Sunday or national holidays) on which commercial banks are open for business in Korea.

Share Purchase Agreement

“Encumbrance” means any claim, charge, mortgage, lien, option, pledge, condition, equity, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing; provided, however, that, for the avoidance of any doubt, the requirement to obtain an approval of the Company’s board of directors for any transfer of the Target Shares shall not be deemed as an Encumbrance for the purposes of this Agreement and otherwise.

“Exercise Amount” has the meaning set forth in Section 5.3.3.

“License Agreement 1” has the meaning set forth in Section 3.3.5.

“License Agreement 2” has the meaning set forth in Section 3.3.6.

“Net Purchase Price” has the meaning set forth in Section 2.2.

“Notice” has the meaning set forth in Section 6.9.

“Offered Shares” has the meaning set forth in Section 5.3.1.

“Person” means any individual, body corporate, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or enterprise or entity.

“Preferred Shares” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchase Price” means Six Million Eight Hundred Eighty Nine Thousand USD (USD 6,889,000).

“Remaining Shares” has the meaning set forth in Section 5.3.1.

“Right of First Refusal” has the meaning set forth in Section 5.3.2.

“ROFR Acceptance Period” has the meaning set forth in Section 5.3.2.

“Seller” has the meaning set forth in the Preamble.

“Target Shares” has the meaning set forth in the Recitals.

“Transfer” has the meaning set forth in Section 5.3.1.

“Transfer Notice” has the meaning set forth in Section 5.3.1.

“USD” means United States Dollars.

Article 2 Purchase of the Target Shares

2.1.	Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell and the Purchaser agrees to purchase, the Target Shares on the Closing Date. In consideration for the sale, transfer and delivery of the Target Shares, the Purchaser agrees to pay the Purchase Price in immediately available funds to the Sellers.

Share Purchase Agreement

2.2.	Payment of Purchase Price. The Purchaser shall pay the Purchase Price to the Seller on the Closing Date in USD by wire transfer of immediately available funds to an account specified by the Seller; provided that in the event that there are any taxes required to be withheld under applicable law, the parties hereto agree that such taxes shall be withheld and the Purchaser shall be liable for payment of the remaining amount (the Purchase Price minus the amount of taxes withheld; the “Net Purchase Price”) to the Seller and shall provide evidence of the payment of such taxes to the Seller. In any event, the Purchaser shall promptly obtain and provide the Seller with a Certificate of Tax Payment issued by the local government authorities.

The wire transfer information is as follows:

Account:	GigaMedia International Holdings Limited
Account No.:	5048937502
SWIFT CODE:	CITITWTX
Bank:	CITIBANK TAIWAN LIMITED
Bank Address:	NO 1 SONGJHIH ROAD, HSINYI DIST TAIPEI 110, TAIWAN REPUBLIC OF CHINA

2.3.	Transfer of Target Shares. The Seller shall transfer to the Purchaser all rights, title and interest in the Target Shares to the Purchaser, free and clear of all Encumbrances, including, without limitation, one or more certificates representing the Target Shares.

Article 3 Closing

3.1

Closing. Subject to Section 3.3, the Closing shall take place on the 17th day of August 2012 or on such other date as may be agreed in writing between the Seller and the Purchaser (the date on which the Closing occurs referred to as the “Closing Date”).

3.2	Closing Deliveries.

3.2.1.	At Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the share certificate(s) representing the Target Shares, and such other documents as may be reasonably requested by the Purchaser.

3.2.2.	At Closing, the Purchaser shall deliver, or cause to be delivered, to the Seller, the Purchase Price (or Net Purchase Price, as applicable) in accordance with Section 2.2 and such other documents as may be reasonably requested by the Seller.

3.3	Conditions. The obligations of the Seller and the Purchaser under this Agreement are subject to the fulfillment on or prior to the Closing of the following conditions, with each of Paragraphs 3.3.1 and 3.3.2 being for the sole benefit of the Seller and being subject to being waived in writing in whole or in part by the Seller and with each of Paragraphs 3.3.3 and 3.3.4 being for the sole benefit of the Purchaser and being subject to being waived in writing in whole or in part by the Purchaser:

3.3.1	all the representations and warranties herein of the Purchaser shall be true and correct in all material respects when made and shall also be true and correct in all material respects at and as of the Closing with the same effect as though they had been made at and as of the Closing;

Share Purchase Agreement

3.3.2	the Purchaser shall have complied in all material respects with all covenants to be complied with by the Purchaser as set forth herein;

3.3.3	all the representations and warranties herein of the Seller shall be true and correct in all material respects when made and shall also be true and correct in all material respects at and as of the Closing with the same effect as though they had been made at and as of the Closing;

3.3.4	the Seller shall have complied in all material respects with all covenants to be complied with by the Seller as set forth herein;

3.3.5	each of the Seller and the Purchaser shall have executed or caused its respective Affiliate(s) to execute a license agreement in the form attached hereto as Appendix A (“License Agreement 1”) for the license by the Seller to the Purchaser of certain game software for USD1,500,000 (inclusive of any taxes to be withheld under applicable law) at or prior to the Closing;

3.3.6	each of the Seller and the Purchaser shall have executed or caused its respective Affiliate(s) to execute a license agreement in the form attached hereto as Appendix B (“License Agreement 2”) for the license by the Purchaser to the Seller of certain game software at or prior to the Closing;

3.3.7	the Board of Directors of the Company shall have granted its approval for the transfer of the Target Shares from the Seller to the Purchaser; provided, however, that the failure to obtain such approval shall not constitute the Seller’s breach hereof or the Purchaser’s breach hereof in any event; and

3.3.8	the Purchaser shall have completed all reports to and received all approvals from the relevant governmental authorities necessary for the consummation of the transactions contemplated by this Agreement.

Article 4 Representations and Warranties

4.1	Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser that:

4.1.1.	the Seller is the record and beneficial owner of the Target Shares, free and clear of all Encumbrances and has good and valid title thereto;

4.1.2.	the Seller has all necessary corporate power and capacity and is otherwise legally entitled to enter into this Agreement and to transfer the Target Shares to the Purchaser, on the terms and conditions set out in this Agreement;

4.1.3.	the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Seller;

Share Purchase Agreement

4.1.4.	the Seller has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms; and

4.1.5.	the Seller knows of no action, proceeding or investigation pending or threatened involving the Seller that places in question the validity or enforceability of this Agreement.

4.2	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller that:

4.2.1.	the Purchaser has all necessary corporate power and capacity and is otherwise legally entitled to enter into this Agreement and to pay and deliver the Purchase Price to the Seller, on the terms and conditions set out in this Agreement;

4.2.2.	the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action of the Purchaser;

4.2.3.	the Purchaser has duly executed and delivered this Agreement and this Agreement is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms; and

4.2.4.	the Purchaser knows of no action, proceeding or investigation pending or threatened involving the Purchaser that places in question the validity or enforceability of this Agreement.

Article 5 Covenants

5.1.	Pre-Closing Covenants of the Seller. The Seller hereby covenants with the Purchaser as follows:

5.1.1.	to cause all necessary steps and corporate proceedings to be taken to effectively and validly carry out the transactions contemplated hereby, including obtaining approval of the board of directors of GigaMedia Limited;

5.1.2.	to cause the share certificate(s) representing the Target Shares to be delivered to the Purchaser at or prior to the Closing;

5.1.3.	to use its commercially reasonable efforts to enable the Purchaser, the Company and certain other major shareholders of the Company to enter into a shareholders agreement and to provide its reasonable cooperation in the process thereof; provided, however, that a failure to execute such shareholders agreement shall not constitute the breach or default of the Seller in any event; and

5.1.4.	to execute or cause a designated Affiliate to execute License Agreement 1 at or prior to the Closing.

Share Purchase Agreement

5.2.	Pre-Closing Covenants of the Purchaser. The Purchaser hereby covenants with the Seller as follows:

5.2.1.	to cause all necessary steps and corporate proceedings to be taken to effectively and validly carry out the transactions contemplated hereby, including obtaining the approval of its board of directors;

5.2.2.	to pay and deliver the Purchase Price to the Seller at or prior to the Closing;

5.2.3.	to use its commercially reasonable efforts to enter into a shareholders agreement with the Company and certain other major shareholders of the Company; provided, however, that a failure to execute such shareholders agreement shall not constitute the breach or default of the Purchaser in any event; and

5.2.4.	to execute License Agreement 1 with the Seller or the Seller’s designated Affiliate at or prior to the Closing.

5.3.	Right of First Refusal of the Purchaser.

5.3.1.	If at any time the Seller proposes or intends to transfer all or part of the remaining 400,000 Preferred Shares owned by it immediately after the consummation of the transactions under this Agreement (the “Remaining Shares”) to any third party other than the Purchaser (a “Transfer”), then the Seller shall notify the Purchaser in writing of the Seller’s intent to make the Transfer (the “Transfer Notice”), which shall include (i) a description (including class, number, etc.) of the Remaining Shares to be transferred (“Offered Shares”), (ii) the identity of the prospective transferee(s) and (iii) the consideration and material terms and conditions upon which the proposed Transfer is to be made. The Transfer Notice shall certify that the Seller has received a firm offer from the prospective transferee(s) and in good faith believes a binding agreement for the Transfer is obtainable on the terms set forth in the Transfer Notice. The Transfer Notice shall also include a copy of any written proposal, term sheet or letter of intent or other agreement, if any, relating to the proposed Transfer, subject to any applicable obligations of confidentiality.

5.3.2.	The Purchaser shall, in preference to any other shareholders which may be entitled to a right of first refusal under applicable law, have an option for a period of 30 calendar days from the receipt of the Transfer Notice (the “ROFR Acceptance Period”) to elect to purchase the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice (the “Right of First Refusal”).

5.3.3.	The Purchaser may exercise such purchase option, by notifying the Seller in writing, before expiration of the ROFR Acceptance Period as to the number of such Remaining Shares which it will purchase (the “Exercise Amount”). If the Purchaser so decides, the Seller shall take all necessary measures to cause the completion of the transfer of the relevant Offered Shares to the Purchaser as soon as possible.

5.3.4.	The Purchaser may apportion the Offered Shares to be purchased among its Affiliates; provided that the Purchaser notifies the Seller of such allocation and obtains the latter’s prior written approval, which shall not be unreasonably withheld. In such case, such Affiliates shall comply with the provisions of Section 5.3.3.

Share Purchase Agreement

5.3.5.	Payment for the Offered Shares purchased by the Purchaser and its Affiliates (if any) shall be made to the Seller by wire transfer of immediately available funds to an account designated by the Seller against delivery of such Offered Shares to the Purchaser and/or its Affiliates (if any) at a place agreed by the relevant parties and at the time of the schedule closing therefor which shall be within 30 calendar days from the exercise of the purchase option by the Purchaser.

5.4.	Exercise of Rights under Shareholders Agreement. The Seller shall use its commercially reasonable efforts to exercise its rights under the shareholders agreement by and among the Company, the Seller and certain major shareholders of the Company dated December 3, 2007 to the mutual benefit of the Purchaser and the Seller.

Article 6 Miscellaneous

6.1.	Exclusivity. The Seller shall not, directly or indirectly, enter into any agreement, commitment, discussions or negotiations with any third party in relation to any of the transactions contemplated under this Agreement or any other transaction similar thereto until the earlier of August 1, 2012 and the termination of this Agreement.

6.2.	Access to Information. To the extent permitted under applicable law and not restricted under Section 6.3 or any other applicable obligations of confidentiality, during the period from the date of this Agreement and continuing until the Closing or termination of this Agreement, the Seller shall provide the Purchaser with any information available to the Seller and reasonably necessary for the Purchaser to make an informed assessment with respect to the transactions contemplated by this Agreement upon the Purchaser’s reasonable request.

6.3.	Confidentiality. Each party agrees that it shall, and shall cause its Affiliates to, keep confidential and not disclose, divulge, or use for any purpose (other than to consummate the transactions contemplated by this Agreement) any confidential information obtained from the other party pursuant to the terms of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6.3 by such party), (b) is or has been independently developed or conceived by the party without use of the other party’s confidential information, or (c) is or has been made known or disclosed to the party by a third party without a breach of any obligation of confidentiality such third party may have to the other party; provided that a party may disclose confidential information (i) if required by applicable law, rule or regulation or pursuant to a decree of any court or administrative agency, (ii) to any governmental authority, regulatory entity or share exchange having or asserting jurisdiction or (iii) if necessary in connection with an application to a regulatory authority in relation to or in connection with the transaction contemplated hereby.

6.4.	Fees and Expenses. Other than as specified in this Agreement, each party shall bear its own fees and expenses relating to the transactions contemplated by this Agreement.

6.5.	Effectiveness. This Agreement shall be effective from the execution date of this Agreement.

6.6.	Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of Korea. The Seoul Central District Court shall have the exclusive jurisdiction as the court of first instance over any dispute arising out of or in connection with this Agreement.

Share Purchase Agreement

6.7.	Further Assurances. The parties hereto agree to sign or execute all such other deeds and documents and do such other things as may be reasonably necessary for more completely and effectually carrying out the terms and intention of this Agreement.

6.8.	Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns, and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

6.9.	Notice. All notices, claims and notifications under this Agreement (“Notices”) shall be made in writing. All Notices hereunder shall be deemed delivered to the other party at the following address (or such other address as otherwise notified), (i) if sent by registered mail or certified mail with a return receipt request, (ii) if personally delivered or sent using a recognized commercial courier service, (iii) if transmitted by facsimile with a transmission confirmation, or (iv) if sent by email:

If to the Seller:

Gigamedia Capital Limited

Attention:	Jennifer Tseng
Address:	10F, No. 392, Ruiguang Road, Neihu District, Taipei, Taiwan, R.O.C.
Tel No.:	+886 2 2656 8000
Fax No.:	+886 2 2656 8001
Email:	jennifer.tseng@gigamedia.com

If to the Purchaser:

Neowiz Corporation

Attention:	Tae-sung Lim
Address:	Neowiz Tower, 192-2, Gumi-dong, Bungdang-gu, Seongnam-si, Gyeonggi-do, Korea
Tel No.:	82-31-8023-7929
Fax No.:	82-31-8023-6503
E-mail:	tslim@neowiz.com

6.10.	No Assignment. This Agreement shall not be assigned by either party without the express prior written consent of the other party hereto.

6.11.	Counterparts. This Agreement may be signed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the parties hereto.

[Signature pages to follow]

Share Purchase Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

SELLER

GIGAMEDIA CAPITAL LIMITED

/s/ Chi-Ching Chen
Name:	Chi-Ching Chen
Title:	Director

Share Purchase Agreement

PURCHASER

NEOWIZ CORPORATION

/s/ Kwanho Choi
Name:	Kwanho Choi
Title:	CSO

Share Purchase Agreement

Appendix A

Game License Agreement 1

Share Purchase Agreement

Appendix B

Game License Agreement 2